Washington Mutual Investors Fund
1101 Vermont Avenue, N.W.
Washington, DC 20005
Telephone (202) 842-5665

October 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$430,993
Class B	$2,986
Class C	$11,824
Class F1	$27,909
Class F2	$10,740
Total	$484,452
Class 529-A	$13,145
Class 529-B	$430
Class 529-C	$2,284
Class 529-E	$615
Class 529-F1	$799
Class R-1	$615
Class R-2	$4,966
Class R-3	$13,297
Class R-4	$17,041
Class R-5	$15,174
Class R-6	$25,462
Total	$93,828

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3300
Class B	$0.2076
Class C	$0.2087
Class F1	$0.3255
Class F2	$0.3626
Class 529-A	$0.3168
Class 529-B	$0.1886
Class 529-C	$0.1993
Class 529-E	$0.2781
Class 529-F1	$0.3498
Class R-1	$0.2146
Class R-2	$0.2150
Class R-3	$0.2778
Class R-4	$0.3262
Class R-5	$0.3703
Class R-6	$0.3782

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,292,899
Class B	12,723
Class C	54,775
Class F1	87,301
Class F2	30,894
Total	1,478,592
Class 529-A	41,566
Class 529-B	2,060
Class 529-C	11,370
Class 529-E	2,205
Class 529-F1	2,322
Class R-1	2,769
Class R-2	22,738
Class R-3	47,488
Class R-4	51,092
Class R-5	40,917
Class R-6	72,604
Total	297,131

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.09
Class B	$30.90
Class C	$30.79
Class F1	$31.01
Class F2	$31.09
Class 529-A	$31.05
Class 529-B	$30.93
Class 529-C	$30.87
Class 529-E	$30.92
Class 529-F1	$31.00
Class R-1	$30.85
Class R-2	$30.77
Class R-3	$30.91
Class R-4	$30.99
Class R-5	$31.09
Class R-6	$31.11